REGISTRATION RIGHTS AGREEMENT


THIS REGISTRATION RIGHTS AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this "AGREEMENT") is entered into as of this 30th day of October, 2001 by and between ALLION HEALTHCARE, INC., a Delaware corporation (together with its successors and assigns, the "CORPORATION"), and Gainesborough, L.L.C. (together with its successors and assigns, the "Securityholder").

                                    RECITALS

WHEREAS, the Corporation and the Securityholder have entered into that certain Series B Convertible Preferred Stock Purchase Agreement, dated as of October __, 2001 (as amended, restated, supplemented or otherwise modified from time to time, the "PURCHASE AGREEMENT"), pursuant to which the Securityholder has agreed, INTER ALIA, to purchase, and the Corporation has agreed, INTER ALIA, to issue and sell to the Securityholder, certain shares of Series B Preferred Stock (as defined below);

WHEREAS, the Corporation and the Securityholder deem it in their respective best interests to provide for certain arrangements with respect to the registration of shares of Common Stock (as defined below) under the United States Securities Act of 1933, as amended (the "SECURITIES ACT"); and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS. (a) As used herein, each of the following terms shall have the meaning set forth or referred to below:

"AFFILIATE" shall mean (i) with respect to any individual, (A) a spouse or first generation descendant of such individual and (B) any trust, limited liability company or family partnership whose beneficiaries shall solely be such individual and/or such individual's spouse and/or any other individual related to the first degree by blood or adoption to such individual or such individual's spouse and (ii) with respect to any Person which is not an individual, a director, officer, general partner or managing member of such Person, and any other Person that, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person. For purposes hereof, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"AGREEMENT" shall have the meaning set forth in the first paragraph of this agreement.

"BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or legal holiday on which banking institutions in the State of New York are authorized or obligated to close.

"COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Corporation, as constituted on the date hereof, and any stock into which such Common Stock shall have been changed or any stock resulting from any recapitalization, reorganization, merger, sale of assets or reclassification.

"CORPORATION" shall have the meaning set forth in the first paragraph of this Agreement.

"DELAY PERIOD" shall have the meaning set forth in Section 2(d) hereof.

"DEMAND NOTICE" shall have the meaning set forth in Section 2(a) hereof.

"DEMAND REGISTRATION" shall have the meaning set forth in Section 2(a) hereof.

"EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended.

"HOLD BACK PERIOD" shall have the meaning set forth in Section 4(a) hereof.

"HOLDER" or "HOLDERS" shall mean the Securityholder and/or any successors thereto or assignees or transferees thereof who or which comply with the second sentence of Section 10 hereof.

"INSPECTORS" shall have the meaning set forth in Section 5(j) hereof.

"INTERRUPTION PERIOD" shall have the meaning set forth in Section 5(k) hereof.

"LOSSES" shall have the meaning set forth in Section 8(a) hereof.

"NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereof.

"OTHER SHARES" shall mean, at any time, those shares of Common Stock which do not constitute Primary Shares or Registrable Shares.

"PERSON" shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization whether or not a legal entity, and any government or agency or political subdivision thereof.

"PIGGYBACK REGISTRATION" shall have the meaning set forth in Section 3(a) hereof.

"PRIMARY SHARES" shall mean, at any time, the authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation in its treasury.

"PROSPECTUS" shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

"PURCHASE AGREEMENT" shall have the meaning set forth in the first recital to this Agreement.

"RECORDS" shall have the meaning set forth in Section 5(j) hereof.

"REGISTRABLE SHARES" shall mean, at any time, with respect to any Holder (i) any Shares and (ii) any other securities issued and issuable with respect to any such Shares or the Series B Preferred Stock by way of a stock dividend, stock distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, sale of assets or other reorganization, in each case in clauses (i) and (ii) which at any time are held by Holders (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Shares whenever such Person has the right to acquire or obtain from the Corporation any Registrable Shares, whether or not such acquisition has actually been effected), if and so long as (x) such Shares have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (y) such Shares have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Shares are removed upon the consummation of such sale and the seller and purchaser of such shares of Common Stock shall have received an opinion of counsel for the Corporation, which shall be in form and content reasonably satisfactory to the seller and purchaser and their respective counsel, to the effect that such Shares in the hands of the purchaser are freely transferable without restriction or registration under the Securities Act in any public or private transaction.

"REGISTRATION" shall mean registration under the Securities Act of an offering of Registrable Shares pursuant to a Demand Registration or a Piggyback Registration.

"REGISTRATION STATEMENT" shall mean any registration statement of the Corporation under the Securities Act that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including pre- and post-effective amendments), all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

"SEC" shall mean the United States Securities and Exchange Commission, or any successor thereof.

"SECURITIES ACT" shall have the meaning set forth in the second recital to this Agreement.

"SECURITYHOLDER" shall have the meaning set forth in the first paragraph of this Agreement.

"SERIES A PREFERRED STOCK" shall mean the Series A Convertible Preferred Stock of the Corporation.

"SERIES B PREFERRED STOCK" shall mean the Series B Convertible Preferred Stock of the Corporation.

"SHARES" shall mean shares of Common Stock, including, without limitation, the shares issuable upon conversion of the Series A Preferred Stock or the Series B Preferred Stock and shares purchased or purchasable pursuant to the exercise of any outstanding warrants options of the Company (or any portion thereof).

"UNDERWRITTEN OFFERING" shall mean a registration under the Securities Act in which securities of the Corporation are sold to an underwriter for reoffering to the public.

     (b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word "OR" is not exclusive and the word "INCLUDING" means "including without limitation." Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

SECTION 2. DEMAND REGISTRATION. (a) At any time and from time to time after the one year anniversary of the Purchase Agreement, the Holders of a majority in number of the Registrable Shares shall have the right, by written notice (the "DEMAND NOTICE") given to the Corporation, to request the Corporation to register (a "DEMAND REGISTRATION") under and in accordance with the provisions of the Securities Act all or any portion of such Holders' Registrable Shares. Upon receipt of any such Demand Notice, the Corporation shall promptly, but in no event more than five (5) business days after receipt thereof, notify each other Holder of the receipt of such Demand Notice and, subject to the limitations set forth below, shall include in the proposed registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion therein within 30 days after delivery of the Corporation's notice. In connection with any Demand Registration in which more than one Holder or holders of Other Shares or the Corporation participates, in the event that such Demand Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Holders of Registrable Shares to be included in such offering that the total amount of Shares to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Shares to be sold), then the number of Registrable Shares, Primary Shares and Other Shares (which have registration rights with respect to such offering) shall be reduced on a pro rata basis (based upon the number of shares requested or proposed to be registered by each such holder and the Corporation) to a number deemed satisfactory by such managing underwriter or underwriters, provided, that the securities to be excluded shall be determined in the sequence reflected in Section 3(b)(A). The Holders as a group shall be entitled to one Demand Registration on each of Form S-1, Form S-2 and Form S-3 (or any successor form thereto); PROVIDED, that any Demand Registration that does not become effective or is not maintained for the time period required in accordance with
Section 2(c) hereof shall not count as one of such Demand Registrations.

     (b) The Corporation shall as soon as practicable, but in no event more than 90 days after the date on which the Corporation receives a Demand Notice given by the Holders in accordance with Section 2(a) hereof, file with the SEC, and the Corporation shall thereafter use its best efforts to cause to be declared effective within 180 days following the date the Corporation receives such Demand Notice, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Shares specified by the Holders in such Demand Notice together with any other Registrable Shares with respect to which the Corporation has received a written request for inclusion in accordance with Section 2(a) hereof, subject to reduction as set forth in Section 2(a) hereof.

     (c) The Corporation shall use best efforts to keep each Registration Statement filed pursuant to this Section 2 continuously effective and usable for the resale of the Registrable Shares covered thereby for a period of 180 days from the date on which the SEC declares such Registration Statement effective, as such period may be extended pursuant to this Section 2, or if shorter, until all the Registrable Shares covered by such Registration Statement have been sold pursuant to such Registration Statement.

     (d) The Corporation shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Corporation pursuant to this Section 2, or suspend the use of any effective Registration Statement under this Section 2, for a reasonable period of time which shall be as short as practicable, but in any event not in excess of 60 days (a "DELAY PERIOD"), if the Corporation determines in good faith that the registration and distribution of the Registrable Shares covered or to be covered by such Registration Statement would materially interfere with any pending material financing, acquisition, disposition or corporate reorganization or other material corporate development involving the Corporation or any of its subsidiaries or would require premature disclosure thereof and promptly gives the Holders written notice of such determination, containing a statement of the reasons for such postponement and an approximation of the period of the anticipated delay; PROVIDED, HOWEVER, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed the aggregate of
     (x) 120 days minus (y) the number of days occurring during all Hold Back Periods and Interruption Periods during such consecutive 12 months and (ii) a period of at least 60 days shall elapse between the termination of any Delay Period, Hold Back Period or Interruption Period and the commencement of the immediately succeeding Delay Period. If the Corporation shall so postpone the filing of a Registration Statement, the Holders of Registrable Shares to be registered shall have the right to withdraw the request for registration by written notice given by the Holders of a majority of the Registrable Shares that were to be registered to the Corporation within 45 days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period. The time period for which the Corporation is required to maintain the effectiveness of any Registration Statement shall be extended by the aggregate number of days of all Delay Periods, all Hold Back Periods and all Interruption Periods occurring during such Registration. The Corporation shall not be entitled to initiate a Delay Period unless it shall (A) concurrently prohibit sales by other securityholders under registration statements covering securities held by such other securityholders and (B) forbid purchases and sales in the open market by all officers and executives of the Corporation.

     (e) The Holders of a majority in number of the Registrable Shares to be included in a Registration Statement pursuant to this Section 2 may, at any time prior to the effective date of the Registration Statement relating to such Demand Registration, revoke such request by providing a written notice to the Corporation revoking such request, in which case such request will not count, except as provided below, towards the quota of Demand Registrations to which the Holders are entitled pursuant to this Agreement. In the event of such revocation, the Holders of the Registrable Shares to be included in such Demand Registration shall reimburse the Corporation for their PRO RATA share (based upon the number of Shares requested or proposed to be registered in such Registration) of the out-of-pocket registration expenses referred to in Section 6 hereof incurred by the Corporation in connection with the preparation, filing and processing of the Registration Statement, unless (i) there has been a material adverse change in the business, assets, properties, condition (financial or other) or results of operations of the Corporation and its subsidiaries taken as a whole, since the time of the Demand Notice, (ii) such revocation was based on the Corporation's failure to comply in any material respect with its obligations hereunder or (iii) the Holders of a majority in number of the Registrable Shares to be included in such Demand Registration choose to count the Demand Registration as one of the Demand Registrations to which the Holders are entitled pursuant to this Agreement.

SECTION 3. PIGGYBACK REGISTRATION. (a) If at any time the Corporation proposes to file a registration statement under the Securities Act with respect to a public offering of Shares for its own account (other than a registration statement (i) on Form S-8 or any successor form thereto, (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Corporation or its Affiliates or (iii) on Form S-4 or any successor form thereto, in connection with a merger, acquisition, exchange offer or similar corporate transaction) or for the account of any holder of Shares, then the Corporation shall give written notice of such proposed filing to each Holder at least 30 days before the anticipated filing date. Such notice shall offer the Holders the opportunity to register such amount of Registrable Shares as they may request (a "PIGGYBACK REGISTRATION"). Subject to Section 3(b) hereof, the Corporation shall include in each such Piggyback Registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion therein within 20 days after such notice has been given to the Holders. Each Holder shall be permitted to withdraw all or any portion of the Registrable Shares of such Holder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration. The Holders shall be entitled to an unlimited number of Piggyback Registrations.

     (b) The Corporation shall permit the Holders to include all such Registrable Shares on the same terms and conditions as the Shares, if any, of the Corporation included therein. Notwithstanding the foregoing, in the event that any Piggyback Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Holders requesting registration that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the number of Primary Shares, Registrable Shares and Other Shares (which have registration rights with respect to such offering) requested or proposed to be registered in such offering shall be reduced to a number deemed satisfactory by such managing underwriter or underwriters, PROVIDED, that the securities to be excluded shall be determined in the following sequence:

         (A) in the event the offering was proposed by or for the account of any holder of Shares: (i) FIRST, the Primary Shares; and (ii) SECOND, the Other Shares and the Registrable Shares on a PRO RATA basis (based upon the number of Shares requested to be registered by each such holder);

         (B) in the event the offering was proposed by or for the account of the
         Corporation: (i) FIRST, the Other Shares and the Registrable Shares on a PRO RATA basis (based upon the number of Shares requested to be registered by each such holder); and (ii) SECOND, the Primary Shares.

     (c) Nothing in this Agreement shall create any liability on the part of the Corporation to the Holders if the Corporation in its sole discretion should decide not to file a Registration Statement proposed to be filed pursuant to Section 3(a) hereof or to withdraw such Registration Statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Corporation of any notice hereunder or otherwise.

SECTION 4. HOLDBACK AGREEMENT. (a) If (x) the Corporation shall file a Registration Statement (other than a registration statement (i) on Form S-8 or any successor form thereto, (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Corporation or its Affiliates or (iii) on Form S-4 or any successor form thereto, in connection with a merger, acquisition, exchange offer or similar corporate transaction) with respect to an underwritten offering of Shares or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (y) with reasonable prior notice, the managing underwriter or underwriters advise the Corporation in writing (in which case the Corporation shall notify the Holders with a copy of such underwriter's notice) that a public sale or distribution of Registrable Shares would materially adversely affect such offering, then, each Holder shall, to the extent not inconsistent with applicable law and unless such managing underwriter or underwriters otherwise agree, refrain from, directly or indirectly, effecting any public sale, distribution or short sale of any Registrable Shares (except as part of such underwritten offering) during the period beginning ten days prior to the effective date of such Registration Statement and continuing until the earliest of (A) the abandonment of such offering, (B) such period of time as is sufficient and appropriate in the opinion of the managing underwriter or underwriters in order to complete the sale and distribution of securities included in such registration (but in no event in excess of 90 days following the effective date of any offering) and (C) the termination in whole or in part of any "hold back" period obtained by the underwriter or underwriters in such offering from the Corporation in connection therewith (each such period, a "HOLD BACK PERIOD"); PROVIDED, that the Holders shall not be subject to the restrictions contained in this Section 4(a) unless each officer and director of the Corporation (regardless of the number of Shares then owned by such officer or director) and each beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 5% of the issued and outstanding shares of Common Stock also agree to be bound by such restrictions.

     (b) If (x) the Corporation shall file a Registration Statement (other than a registration statement (i) on Form S-8 or any successor form thereto,
     (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Corporation or its Affiliates or (iii) on Form S-4 or any successor form thereto, in connection with a merger, acquisition, exchange offer or similar corporate transaction) with respect to an underwritten offering of Shares or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (y) with reasonable prior notice, the managing underwriter or underwriters advise the Corporation in writing (in which case the Corporation shall notify the Holders with a copy of such underwriter's notice) that a public sale or distribution of securities of the Corporation would materially adversely affect such offering, then, the Corporation shall, to the extent not inconsistent with applicable law and unless such managing underwriter or underwriters otherwise agree, refrain from, directly or indirectly, effecting any public sale, distribution or short sale of any securities of the Corporation (except as part of such underwritten offering) during the applicable Hold Back Period.

SECTION 5. REGISTRATION PROCEDURES. In connection with the registration obligations of the Corporation pursuant to and in accordance with Sections 2 and 3 hereof (and subject to Sections 2 and 3 hereof), the Corporation shall use reasonable best efforts to effect such registration to permit the sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation shall as expeditiously as possible (but subject to Sections 2 and 3 hereof):

     (a) prepare and file with the SEC a Registration Statement for the sale of the Registrable Shares on any form for which the Corporation then qualifies or which counsel for the Corporation shall deem appropriate, in accordance with such Holders' intended method or methods of distribution thereof, subject to Section 2(b) hereof, and use reasonable best efforts to cause such Registration Statement to become effective and remain effective as provided herein;

     (b) prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement, and such supplements to the related Prospectus, as may be required by the applicable rules, regulations or instructions under the Securities Act during the applicable period, in accordance with the intended methods of disposition specified by the Holders of the Registrable Shares covered by such Registration Statement, make generally available earnings statements satisfying the provisions of
     Section 11(a) of the Securities Act (provided that the Corporation shall be deemed to have complied with this clause if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, if necessary; PROVIDED, HOWEVER, that before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act), the Corporation shall furnish to the Holders of Registrable Shares covered by such Registration Statement and each counsel for such Holders and each managing underwriter, if any, for review and comment, copies of all documents required to be filed;

     (c) notify the Holders of any Registrable Shares covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) when the Registration Statement, a Prospectus or Prospectus supplement or pre-effective or post-effective amendment thereto has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the receipt by the Corporation of any notification with respect to any comments by the SEC with respect to such Registration Statement or Prospectus or any amendment or supplement thereto or of any request by the SEC for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding such Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

     (d) use best efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

     (e) furnish to the Holder of any Registrable Shares covered by such Registration Statement, each counsel for such Holders and each managing underwriter, if any, without charge, one conformed copy of such Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Shares of such Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

     (f) prior to any public offering of Registrable Shares covered by such Registration Statement, use reasonable best efforts to register or qualify such Registrable Shares for offer and sale under the securities or "blue sky" laws of such jurisdictions as the Holders of such Registrable Shares shall reasonably request in writing and to keep such registrations or qualifications in effect for so long as the Registration Statement covering such Registrable Shares remains in effect; PROVIDED, HOWEVER, that the Corporation shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to take any action that would subject it to taxation in any such jurisdiction where it is not then subject;

     (g) upon the occurrence of any event contemplated by Section 5(c)(v) above, prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

     (h) use its best efforts to cause all Registrable Shares covered by such Registration Statement to be listed on each securities exchange, if any, on which similar securities issued by the Corporation are then listed or if no such securities are so listed, to use its best efforts to cause all such Registrable Shares to be listed or quoted on a national securities exchange, the NASD Over The Counter Bulletin Board, or the Nasdaq Stock Market and, if quoted on the Nasdaq Stock Market, use its best efforts to secure designation of all such Registrable Shares as "NASDAQ Securities" within the meaning of Rules 11Aa2-1 and 11Aa3-1 promulgated under the Exchange Act or, failing that, to secure Nasdaq Stock Market authorization for such Registrable Shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Shares with the NASD;

     (i) on or before the effective date of such Registration Statement, provide the transfer agent of the Corporation for the Registrable Shares with printed certificates for the Registrable Shares covered by such Registration Statement, which are in a form eligible for deposit with The Depository Trust Company;

     (j) make available for inspection by any Holder of Registrable Shares included in such Registration Statement, any underwriter participating in any offering pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "INSPECTORS"), all financial and other records and other information, pertinent corporate documents and properties of any of the Corporation, its subsidiaries and Affiliates (collectively, the "RECORDS"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; PROVIDED, HOWEVER, that the Records that the Corporation determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed by any Inspector unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement in, or omission from, such Registration Statement or Prospectus, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (iii) such Records have been made generally available to the public; PROVIDED FURTHER, HOWEVER, that (A) any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors and the Corporation and (B) with respect to any release of Records pursuant to subclause (ii), each holder of Registrable Shares agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Corporation so that the Corporation, at the Corporation's expense, may undertake appropriate action to prevent disclosure of such Records; and

     (k) if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the managing underwriters or the Holders of a majority of the Registrable Shares being sold in connection therewith in order to expedite or facilitate the disposition of such Registrable Shares, and in such connection, (i) cause its counsel to provide opinions and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and counsel to the Holders of the Registrable Shares being sold), addressed to each selling Holder of Registrable Shares covered by such Registration Statement and each of the underwriters as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (ii) cause its independent certified public accountants to provide "cold comfort" letters and updates thereof (and, if necessary, any other independent certified public accountants of any subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling Holder of Registrable Shares covered by the Registration Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings and (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures reasonably requested by such underwriters. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required under such agreements. The Corporation may require each Holder of Registrable Shares covered by a Registration Statement to furnish such information in writing regarding such Holder and such Holder's intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing. If any such information is not furnished by a Holder of Registrable Shares within a reasonable period of time after receipt of such request, the Corporation may exclude such Holder's Registrable Shares from such Registration Statement. Each Holder of Registrable Shares covered by a Registration Statement agrees that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v) hereof, that such Holder shall forthwith discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplement or amendment to such Prospectus or any document incorporated or deemed to be incorporated therein by reference, contemplated by Section 5(g) hereof, or until such Holder is advised in writing by the Corporation that the use of the applicable Prospectus may be resumed (such period during which disposition is discontinued being an "INTERRUPTION PERIOD") and, if requested by the Corporation, the Holder shall deliver to the Corporation (at the expense of the Corporation) all copies then in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request. Each Holder of Registrable Shares covered by a Registration Statement further agrees not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering and/or sale of such Registrable Shares.

SECTION 6. REGISTRATION EXPENSES. Whether or not any Registration Statement is filed or becomes effective, but subject to Section 2(e) hereof, the Corporation shall pay all costs, fees and expenses incident to the Corporation's performance of or compliance with this Agreement, including (i) all registration and filing fees, including NASD filing fees, (ii) all fees and expenses of compliance with securities or "blue sky" laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the Holders of the Registrable Shares being sold or the managing underwriters, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Corporation,
(vi) fees and disbursements of all independent certified public accountants of the Corporation (including expenses of any "cold comfort" letters required in connection with this Agreement) and all other persons retained by the Corporation in connection with such Registration Statement, (vii) reasonable fees and disbursements of one counsel, per Registration, selected by the Holders of a majority of the Registrable Shares being registered, to represent all such Holders; PROVIDED, HOWEVER, that, in the case of a Registration pursuant to
Section 3 hereof, the Corporation shall only be required to pay such fees and disbursements of one counsel, per Registration, to represent all holders of securities exercising "piggyback" registration rights in such Registration (which counsel shall not represent the Corporation and shall be acceptable to the Holders of a majority of the Registrable Shares being registered in their sole discretion), (viii) fees and disbursements of underwriters customarily paid by the issuers or sellers of securities and (ix) all other costs, fees and expenses incident to the Corporation's performance or compliance with this Agreement. Notwithstanding the foregoing, any discounts, commissions or brokers' fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by a Holder, will be payable by such Holder and the Corporation will have no obligation to pay any such amounts.

SECTION 7. UNDERWRITING REQUIREMENTS. (a) Subject to Section 7(b) hereof, the Holders shall have the right, by written notice, to require that any Demand Registration provide for an underwritten offering.

     (b) In the case of any underwritten offering pursuant to a Demand Registration, the Holders of a majority of the Registrable Shares to be registered in connection therewith shall select the institution or institutions that shall manage or lead such offering, which institution or institutions shall be satisfactory to the Corporation, in its sole and absolute discretion. In the case of any underwritten offering pursuant to a Piggyback Registration in connection with a public offering of Shares for the account of the Corporation, the Corporation shall select the institution or institutions that shall manage or lead such offering. No Holder shall be entitled to participate in an underwritten offering unless and until such Holder has entered into an underwriting or other agreement with such institution or institutions for such offering in such form as the Corporation and such institution or institutions shall determine.

SECTION 8.  INDEMNIFICATION.

     (a) INDEMNIFICATION BY THE CORPORATION. The Corporation shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Shares whose Registrable Shares are covered by a Registration Statement or Prospectus, the shareholders, members, partners, officers, directors and agents and employees of each of them, any other Person acting on behalf of each such Holder, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the shareholders, members, partners, officers, directors, agents and employees of each such controlling Person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, costs (including, without limitation, costs of investigation, preparation and reasonable attorneys' fees) and expenses (collectively, "LOSSES"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are based upon information furnished in writing to the Corporation by or on behalf of any such Holder expressly for use therein.

     (b) INDEMNIFICATION BY HOLDERS. In connection with any Registration Statement in which a Holder is participating, such Holder shall, without limitation as to time, severally and not jointly indemnify and hold harmless, to the full extent permitted by law, the Corporation, its shareholders, directors, officers, agents and employees, any other Person acting on behalf of the Corporation, each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the shareholders, members, partners, directors, officers, agents or employees of such controlling Persons, from and against any and all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon any information furnished in writing by or on behalf of such Holder to the Corporation expressly for use in such Registration Statement or Prospectus. Each Holder's indemnity obligations under this Section 8 shall be limited to the total sales proceeds (net of all underwriting discounts and commissions) actually received by such Holder in connection with the applicable offering.

     (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. If any Person shall be entitled to indemnity hereunder (an "INDEMNIFIED PARTY"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "INDEMNIFYING PARTY") of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; PROVIDED, HOWEVER, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party's expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; PROVIDED, HOWEVER, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not patently unreasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party shall not be subject to any liability for any settlement made without its consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement without the consent of the indemnified party unless (i) there is no finding or admission of any violation of any rights of any Person and no effect on any other claims that may be made against the indemnified party, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (iii) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

     (d) CONTRIBUTION. If the indemnification provided for in this Section 8 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by PRO RATA allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 8(d), an indemnifying party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds (net of all underwriting discounts and commissions) received by such Holder from the sale of the Registrable Shares sold by such Holder in the applicable offering exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
     Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 9. ADDITIONAL REGISTRATION RIGHTS. The Corporation shall not, without the consent of all of the Holders, grant to any Person any registration rights which have priority over or are otherwise inconsistent with the registration rights granted pursuant to this Agreement.

SECTION 10. TRANSFERABILITY OF REGISTRATION RIGHTS. The registration rights set forth in this Agreement are transferable to any transferee or purchaser of Registrable Shares, subject to compliance with any transfer restrictions contained in any agreement with the Corporation. Each such transferee or purchaser of Registrable Shares must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, the registration rights set forth in this Agreement may be transferred to any Affiliate of the Securityholder by the Securityholder providing written notice of such transfer to the Corporation.

SECTION 11. MISCELLANEOUS. (a) RULES 144 AND 144A. The Corporation covenants that it will timely file any reports required to be filed by it under the Securities Act and the Exchange Act so as to enable Holders holding Registrable Shares to sell such Registrable Shares (i) without registration under the Securities Act within the limitation of the exemptions provided by (A) Rules 144 and 144A under the Securities Act, as each such Rule may be amended from time to time or (B) any similar rule or rules hereafter adopted by the SEC, so long as the exemptions provided for in such Rules would otherwise be available to such Holders at such time and/or (ii) pursuant to a registration statement on Form S-3 (or any successor form thereto). Upon the request of any such Holder, the Corporation will forthwith deliver to such Holder a written statement as to whether it has complied with the reporting requirements of Rules 144 and 144A or whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (or any successor form thereto).

     (b) TERMINATION. This Agreement and the obligations of the Corporation and the Holders hereunder (other than Section 8 hereof and except with respect to rights previously exercised in connection with a public offering pursuant to Sections 2 or 3 hereof) shall terminate on the first date on which all of the Holders' shares of Common Stock can be sold, in the written opinion of counsel for the Corporation, pursuant to subsection (k) of Rule 144 under the Securities Act.

     (c) NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by internationally recognized overnight courier), or facsimile transmission, addressed as follows:

                           (i) If to the Corporation:

                                    Allion Healthcare, Inc.
                                    33 Walt Whitman Road
                                    Suite 200A
                                    Huntington Station, NY 11046

                           with a copy to:

                                    Belin Lamson McCormick Zumbach Flynn
                                    A Professional Corporation
                                    The Financial Center
                                    666 Walnut, Suite 2000
                                    Des Moines, IA  50309
                                    Attention:  Garth D. Adams, Esq.
                                    Facsimile: (515) 558-0664

                           (ii) If to Securityholder:

                                    Gainesborough, L.L.C.
                                    420 Bedford Street, Suite 110
                                    Lexington, MA  02420

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication shall be deemed to have been duly given at the earlier of its receipt or five Business Days after being deposited in the mail, postage prepaid, if mailed; when delivered by hand, if personally delivered; at the earlier of its receipt or three Business Days following dispatch, if delivered by internationally recognized overnight courier; or upon receipt, if sent by facsimile (followed by a confirmation copy sent by either overnight or two-day courier).

     (d) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

     (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to Section 10 hereof, their respective heirs, devisees, legatees, legal representatives, successors and assigns.

     (f) NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, their respective successors or assigns and any other holder of Registrable Shares, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under
     Section 8.

     (g) ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     (h) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Corporation has obtained the written consent of the Holders of at least a majority in number of the Registrable Shares.

     (i) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

     (i) REMEDIES.

         (a) No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver by any such party of the right to pursue any other available remedies.

         (b) It is acknowledged that a breach of the provisions of this Agreement could not be compensated adequately by money damages. Accordingly, any party hereto shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any provisions of this Agreement, and in either case no bond or other security shall be required in connection therewith. If any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law and each of the parties hereto waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

     (k) GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly (but not exclusively) lie in any New York State court located in the City of New York or any federal court of the United States sitting in the Southern District of New York, located in New York County. By execution and delivery of this Agreement, each of the parties hereto irrevocably submits to the jurisdiction of such courts for itself or himself and in respect of its or his property with respect to such action. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN ANY SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court. Nothing herein shall preclude any party hereto from bringing suit or taking other legal action in any other jurisdiction.

     (l) CALCULATION OF TIME PERIODS. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; PROVIDED, HOWEVER, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

        [The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first written above.

                                               ALLION HEALTHCARE, INC.

                                               By:  /s/ Michael P. Moran
                                               ------------------------------
                                               Name:  Michael P. Moran
                                               Title:  President and CEO

                                               SECURITYHOLDER:

                                               GAINESBOROUGH, L.L.C.

                                               By:  /s/ George D. Behrakis
                                               ------------------------------
                                               Name:  George D. Behrakis
                                               Title:  Chairman